PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

Exhibit 99.1

FOR IMMEDIATE RELEASE
Brighthouse Financial Announces Fourth Quarter and Full Year 2024 Results
•Estimated combined risk-based capital ("RBC") ratio of approximately 400%; reflects $100 million capital contribution made to Brighthouse Life Insurance Company ("BLIC")
•Holding company liquid assets of $1.1 billion; $1.0 billion pro forma for the capital contribution to BLIC made subsequent to December 31, 2024
•The company repurchased $250 million of its common stock in full year 2024, reducing shares outstanding relative to year-end 2023 by approximately 8%; repurchased an additional approximately $25 million year-to-date through February 7, 2025
•Annuity sales for full year 2024 of $10.0 billion, driven by record sales of Shield Level Annuities
•Record life sales for full year 2024 of $120 million, driven by sales of Brighthouse SmartCare
•Fourth quarter 2024 net income available to shareholders of $646 million, or $10.79 per diluted share
•Fourth quarter 2024 adjusted earnings, less notable items*, of $352 million, or $5.88 per diluted share

CHARLOTTE, NC, February 11, 2025 — Brighthouse Financial, Inc. ("Brighthouse Financial" or the "company") (Nasdaq: BHF) announced today its financial results for the fourth quarter and full year ended December 31, 2024.

Fourth Quarter and Full Year 2024 Results

The company reported net income available to shareholders of $646 million in the fourth quarter of 2024, or $10.79 per diluted share, compared with a net loss available to shareholders of $942 million in the fourth quarter of 2023, or $14.70 per diluted share. The company anticipates volatility in net income (loss) given the differences between its hedge target and GAAP reserves, which are impacted by market performance.

The company ended the fourth quarter of 2024 with common stockholders' equity ("book value") of $3.3 billion, or $55.60 per common share, and book value, excluding accumulated other comprehensive income ("AOCI") of $8.5 billion, or $145.63 per common share.
_________
* Information regarding the non-GAAP and other financial measures included in this news release and a reconciliation of such non-GAAP financial measures to the most directly comparable GAAP measures are provided in the Non-GAAP and Other Financial Disclosures discussion below, as well as in the tables that accompany this news release and/or the Fourth Quarter 2024 Brighthouse Financial, Inc. Financial Supplement and/or the Fourth Quarter and Full Year 2024 Brighthouse Financial, Inc. Earnings Call Presentation (which are available on the Brighthouse Financial Investor Relations webpage at http://investor.brighthousefinancial.com). Additional information regarding notable items can be found on the last page of this news release.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
For the fourth quarter of 2024, the company reported adjusted earnings* of $304 million, or $5.07 per diluted share, compared with adjusted earnings of $177 million, or $2.73 per diluted share, in the fourth quarter of 2023.

Adjusted earnings for the quarter reflect a $48 million unfavorable notable item, or $0.80 per diluted share, related to actuarial model updates.
Corporate expenses in the fourth quarter of 2024 were $210 million, down from $244 million in the fourth quarter of 2023 and up from $203 million in the third quarter of 2024, all on a pre-tax basis.
The company's annuity sales decreased 18% quarter-over-quarter, 11% sequentially and 5% year-over-year, primarily driven by lower sales of fixed deferred annuities, partially offset by record sales of Shield Level Annuities. Life sales in 2024 were a record $120 million and increased 14% quarter-over-quarter, 10% sequentially and 18% year-over-year, driven by sales of Brighthouse SmartCare.
On a full year basis, the company reported net income available to shareholders of $286 million in 2024, or $4.64 per diluted share, compared with net loss available to shareholders of $1,214 million in 2023, or $18.39 per diluted share. The company anticipates volatility in net income (loss) given the differences between its hedge target and GAAP reserves, which are impacted by market performance. Full year 2024 adjusted earnings, less notable items*, were $1,209 million, or $19.63 per diluted share, compared with full year 2023 adjusted earnings, less notable items, of $930 million, or $13.99 per diluted share.
During the fourth quarter of 2024, the company repurchased $60 million of its common stock, and for the full year 2024 repurchased $250 million of its common stock, reducing shares outstanding relative to year-end 2023 by approximately 8%. Year-to-date through February 7, 2025, the company has repurchased an additional approximately $25 million of its common stock, on a trade date basis.

“During the quarter, we continued to make progress on our capital-focused strategic initiatives, including completing a reinsurance transaction with a third party to reinsure a legacy block of universal life and variable universal life products and fully transitioning to hedging all new business for our Shield Level Annuities Product Suite on a standalone basis,” said Eric Steigerwalt, president and CEO, Brighthouse Financial. “Additionally, our estimated combined RBC ratio as of the end of the year was approximately 400%, reflecting a $100 million capital contribution from our holding company to Brighthouse Life Insurance Company, and we continue to have a robust level of holding company liquid assets.”

"We also made further progress toward the execution of our focused strategy in 2024," Steigerwalt continued. "Our corporate expenses were down 7% over 2023, we delivered record sales of our Shield Level Annuities Product Suite and Brighthouse SmartCare and we repurchased $250 million of our common stock during the year.”

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Key Metrics (Unaudited, dollars in millions except share and per share amounts)

	As of or For the Three Months Ended
	December 31, 2024		December 31, 2023
	Total	Per share	Total	Per share
Net income (loss) available to shareholders (1)	$646	$10.79	$(942)	$(14.70)
Adjusted earnings (1)	$304	$5.07	$177	$2.73
Adjusted earnings, less notable items (1)	$352	$5.88	$189	$2.92
Weighted average common shares outstanding - diluted (1)	59,823,854	N/A	64,820,914	N/A

Book value	$3,260	$55.60	$3,244	$51.08
Book value, excluding AOCI	$8,538	$145.63	$8,490	$133.69
Ending common shares outstanding	58,629,049	N/A	63,503,355	N/A

(1) Per share amounts are on a diluted basis and may not recalculate due to rounding. For loss periods, dilutive shares were not included in the calculation as inclusion of such shares would have an anti-dilutive effect. See Non-GAAP and Other Financial Disclosures discussion in this news release.

Results by Segment (Unaudited, in millions)

	For the Three Months Ended
ADJUSTED EARNINGS (LOSS)	December 31, 2024	September 30, 2024	December 31, 2023
Annuities	$279	$327	$245
Life (1)	$52	$(25)	$4
Run-off (1)	$(27)	$463	$(50)
Corporate & Other (1)	$—	$2	$(22)
(1) The company uses the term “adjusted loss” throughout this news release to refer to negative adjusted earnings values.
Sales (Unaudited, in millions)

	For the Three Months Ended
	December 31, 2024	September 30, 2024	December 31, 2023
Annuities (1)	$2,239	$2,528	$2,740
Life	$33	$30	$29

(1) Annuities sales include sales of a fixed index annuity product, which represents 100% of gross sales on directly written business and the proportion of assumed gross sales under reinsurance agreements. Sales of this product were $62 million for the fourth quarter of 2024, $141 million for the third quarter of 2024 and $45 million for the fourth quarter of 2023.
Annuities
Adjusted earnings in the Annuities segment were $279 million in the current quarter, compared with adjusted earnings of $245 million in the fourth quarter of 2023 and adjusted earnings of $327 million in the third quarter of 2024.
The current quarter included a $48 million unfavorable notable item related to actuarial model updates. There were no notable items in the fourth quarter of 2023. The third quarter of 2024 included a $20 million favorable notable item related to the annual actuarial review and related refinements.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
On a quarter-over-quarter basis, adjusted earnings, less notable items, reflect higher fees and higher net investment income. On a sequential basis, adjusted earnings, less notable items, reflect higher net investment income, partially offset by a lower underwriting margin.
As mentioned above, the company's annuity sales decreased 18% quarter-over-quarter, 11% sequentially and 5% year-over-year, primarily driven by lower sales of fixed deferred annuities, partially offset by record sales of Shield Level Annuities.
Life
Adjusted earnings in the Life segment were $52 million in the current quarter, compared with adjusted earnings of $4 million in the fourth quarter of 2023 and an adjusted loss of $25 million in the third quarter of 2024.
There were no notable items in the current quarter or the fourth quarter of 2023. The third quarter of 2024 included a $66 million unfavorable notable item related to the annual actuarial review and related refinements.
On a quarter-over-quarter basis, adjusted earnings, less notable items, reflect a higher underwriting margin and higher net investment income. On a sequential basis, adjusted earnings, less notable items, reflect higher net investment income and a higher underwriting margin, partially offset by higher expenses.
As mentioned above, the company reported record life sales in 2024. Life sales increased 14% quarter-over-quarter, 10% sequentially and 18% year-over-year, driven by sales of Brighthouse SmartCare.
Run-off
The Run-off segment had an adjusted loss of $27 million in the current quarter, compared with an adjusted loss of $50 million in the fourth quarter of 2023 and adjusted earnings of $463 million in the third quarter of 2024.
There were no notable items in the current quarter or the fourth quarter of 2023. The third quarter of 2024 included a $570 million favorable notable item related to the annual actuarial review and related refinements.
On a quarter-over-quarter basis, the adjusted loss, less notable items, reflects higher net investment income and lower expenses, partially offset by a lower underwriting margin. On a sequential basis, the adjusted loss, less notable items, reflects higher net investment income and a higher underwriting margin.
Corporate & Other
The Corporate & Other segment had break-even adjusted earnings in the current quarter, compared with an adjusted loss of $22 million in the fourth quarter of 2023 and adjusted earnings of $2 million in the third quarter of 2024.
There were no notable items in the current quarter or the third quarter of 2024. The fourth quarter of 2023 included a $12 million unfavorable notable item related to legal matters.
On a quarter-over-quarter basis, adjusted earnings, less notable items, reflect lower expenses and a higher tax benefit. On a sequential basis, adjusted earnings reflect a lower tax benefit, partially offset by lower expenses.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Net Investment Income and Adjusted Net Investment Income (Unaudited, in millions)

	For the Three Months Ended
	December 31, 2024	September 30, 2024	December 31, 2023
Net investment income	$1,373	$1,288	$1,207
Adjusted net investment income	$1,376	$1,294	$1,226
Net Investment Income
Net investment income was $1,373 million and adjusted net investment income* was $1,376 million in the current quarter.
Adjusted net investment income increased $150 million on a quarter-over-quarter basis and $82 million sequentially. The quarter-over-quarter and sequential increases were primarily driven by higher alternative investment income and asset growth.
The adjusted net investment income yield* was 4.51% during the quarter.
Statutory Capital and Liquidity (Unaudited, in billions)

	As of
	December 31, 2024 (1)	September 30, 2024	December 31, 2023
Statutory combined total adjusted capital	$5.4	$5.7	$6.3

(1) Reflects preliminary statutory results as of December 31, 2024.
Capitalization

As of December 31, 2024:
•Statutory combined total adjusted capital ("TAC") of approximately $5.4 billion(1) and estimated combined RBC ratio of approximately 400%(1) reflect the $100 million capital contribution made to BLIC
•Holding company liquid assets of $1.1 billion; $1.0 billion pro forma for the capital contribution to BLIC made subsequent to December 31, 2024

_______________
(1) Reflects preliminary statutory results as of December 31, 2024.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Earnings Conference Call

Brighthouse Financial will hold a conference call and audio webcast to discuss its financial results for the fourth quarter and full year 2024 at 8:00 a.m. Eastern Time on Wednesday, February 12, 2025. In connection with this call, the company has prepared a presentation for use with investors and other members of the investment community. This presentation is available on the Brighthouse Financial Investor Relations webpage at http://investor.brighthousefinancial.com.

To listen to the audio webcast via the internet and to access the related presentation, please visit the Brighthouse Financial Investor Relations webpage at http://investor.brighthousefinancial.com. To join the conference call via telephone as a participant, please register in advance at https://register.vevent.com/register/BI95610f62e71f4d29ad6284211586c8cc.

A replay of the conference call will be made available until Friday, February 28, 2025, on the Brighthouse Financial Investor Relations webpage at http://investor.brighthousefinancial.com.

About Brighthouse Financial, Inc.

Brighthouse Financial, Inc. (Brighthouse Financial) (Nasdaq: BHF) is on a mission to help people achieve financial security. As one of the largest providers of annuities and life insurance in the U.S.,(1) we specialize in products designed to help people protect what they've earned and ensure it lasts. Learn more at brighthousefinancial.com.

(1) Ranked by 2023 admitted assets. Best's Review®: Top 200 U.S. Life/Health Insurers. AM Best, 2024.

CONTACT

FOR INVESTORS Dana Amante (980) 949-3073 damante@brighthousefinancial.com	FOR MEDIA Deon Roberts (980) 949-3071 deon.roberts@brighthousefinancial.com

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Note Regarding Forward-Looking Statements

This news release and other oral or written statements that we make from time to time may contain information that includes or is based upon forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve substantial risks and uncertainties. We have tried, wherever possible, to identify such statements using words such as "anticipate," "estimate," "expect," "project," "may," "will," "could," "intend," "goal," "target," "guidance," "forecast," "preliminary," "objective," "continue," "aim," "plan," "believe" and other words and terms of similar meaning, or that are tied to future periods, in connection with a discussion of future operating or financial performance. In particular, these include, without limitation, statements relating to future actions, prospective services or products, financial projections, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, as well as trends in operating and financial results.

Any or all forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining the actual future results of Brighthouse Financial. These statements are based on current expectations and the current economic environment and involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance. Actual results could differ materially from those expressed or implied in the forward-looking statements due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others: differences between actual experience and actuarial assumptions and the effectiveness of our actuarial models; higher risk management costs and exposure to increased market risk due to guarantees within certain of our products; the effectiveness of our variable annuity exposure risk management strategy and the impacts of such strategy on volatility in our profitability measures and the negative effects on our statutory capital; material differences between actual outcomes and the sensitivities calculated under certain scenarios that we may utilize in connection with our variable annuity risk management strategies; the impact of interest rates on our future ULSG policyholder obligations and net income volatility; the potential material adverse effect of changes in accounting standards, practices or policies applicable to us, including changes in the accounting for long-duration contracts; loss of business and other negative impacts resulting from a downgrade or a potential downgrade in our financial strength or credit ratings; the availability of reinsurance and the ability of the counterparties to our reinsurance or indemnification arrangements to perform their obligations thereunder; heightened competition, including with respect to service, product features, scale, price, actual or perceived financial strength, claims-paying ratings, credit ratings, e-business capabilities and name recognition; our ability to market and distribute our products through distribution channels; any failure of third parties to provide services we need, any failure of the practices and procedures of such third parties and any inability to obtain information or assistance we need from third parties; the ability of our subsidiaries to pay dividends to us, and our ability to pay dividends to our shareholders and repurchase our common stock; the risks associated with climate change; the adverse impact of public health crises, extreme mortality events or similar occurrences on our business and the economy in general; the impact of adverse capital and credit market conditions, including with respect to our ability to meet liquidity needs and access capital; the impact of economic conditions in the capital markets and the U.S. and global economy, as well as geopolitical events, military actions or catastrophic events, on our profitability measures as well as our investment portfolio, including on realized and unrealized losses and impairments, net investment spread and net investment income; the financial risks that our investment portfolio is subject to, including credit risk, interest rate risk, inflation risk, market valuation risk, liquidity risk, real estate risk, derivatives risk, and other factors outside our control; the impact of changes in regulation and in supervisory and enforcement policies or interpretations thereof on our insurance business or other operations; the potential material negative tax impact of potential future tax legislation that could make some of our products less attractive to consumers or increase our tax liability; the effectiveness of our policies, procedures and processes in managing risk; the loss or disclosure of confidential information, damage to our reputation and impairment of our ability to conduct business effectively as a result of any failure in cyber- or other information security systems; whether all or any portion of the tax consequences of our separation from MetLife, Inc. are not as expected, leading to material additional taxes or material adverse consequences to tax attributes that impact us; and other factors described from time to time in documents that we file with the U.S. Securities and Exchange Commission (the "SEC").

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
For the reasons described above, we caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements included and the risks, uncertainties and other factors identified in our Annual Report on Form 10-K for the year ended December 31, 2023, particularly in the sections entitled "Risk Factors" and "Quantitative and Qualitative Disclosures About Market Risk," as well as in our other subsequent filings with the SEC. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by law.

Non-GAAP and Other Financial Disclosures

Our definitions of non-GAAP and other financial measures may differ from those used by other companies.

Non-GAAP Financial Disclosures

We present certain measures of our performance that are not calculated in accordance with accounting principles generally accepted in the United States of America, also known as "GAAP." We believe that these non-GAAP financial measures enhance the understanding of our performance by the investor community by highlighting the results of operations and the underlying profitability drivers of our business.

The following non-GAAP financial measures should not be viewed as substitutes for the most directly comparable financial measures calculated in accordance with GAAP:

Non-GAAP financial measures:	Most directly comparable GAAP financial measures:
adjusted earnings	net income (loss) available to shareholders (1)
adjusted earnings, less notable items	net income (loss) available to shareholders (1)
adjusted revenues	revenues
adjusted expenses	expenses
adjusted earnings per common share	earnings per common share, diluted (1)
adjusted earnings per common share, less notable items	earnings per common share, diluted (1)
adjusted return on common equity	return on common equity (2)
adjusted return on common equity, less notable items	return on common equity (2)
adjusted net investment income	net investment income
adjusted net investment income yield	net investment income yield
__________________
(1) Brighthouse uses net income (loss) available to shareholders to refer to net income (loss) available to Brighthouse Financial, Inc.'s common shareholders, and earnings per common share, diluted to refer to net income (loss) available to shareholders per common share.

(2) Brighthouse uses return on common equity to refer to return on Brighthouse Financial, Inc.'s common stockholders' equity.

Reconciliations to the most directly comparable historical GAAP measures are included for those measures which are presented herein. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are not accessible on a forward-looking basis because we believe it is not possible without unreasonable efforts to provide other than a range of net investment gains and losses and net derivative gains and losses, which can fluctuate significantly within or outside the range and from period to period and may have a material impact on net income (loss) available to shareholders.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Adjusted Earnings, Adjusted Revenues and Adjusted Expenses

Adjusted earnings is a financial measure used by management to evaluate performance and facilitate comparisons to industry results. This financial measure, which may be positive or negative, focuses on our primary businesses by excluding the impact of market volatility, which could distort trends. The company uses the term “adjusted loss” throughout this news release to refer to negative adjusted earnings values.

Adjusted earnings reflect adjusted revenues less (i) adjusted expenses, (ii) provision for income tax expense (benefit), (iii) net income (loss) attributable to noncontrolling interests and (iv) preferred stock dividends. Provided below are the adjustments to GAAP revenues and GAAP expenses used to calculate adjusted revenues and adjusted expenses, respectively.

The following items are excluded from total revenues in calculating the adjusted revenues component of adjusted earnings:

•Net investment gains (losses); and

•Net derivative gains (losses) ("NDGL"), excluding earned income and amortization of premium on derivatives that are hedges of investments or that are used to replicate certain investments, but do not qualify for hedge accounting treatment ("Investment Hedge Adjustments").

The following items are excluded from total expenses in calculating the adjusted expenses component of adjusted earnings:

•Change in market risk benefits; and

•Change in fair value of the crediting rate on experience-rated contracts ("Market Value Adjustments").

The provision for income tax related to adjusted earnings is calculated using the statutory tax rate of 21%, net of impacts related to the dividends received deduction, tax credits and current period non-recurring items.

Consistent with GAAP guidance for segment reporting, adjusted earnings is also our GAAP measure of segment performance.

Adjusted Earnings per Common Share and Adjusted Return on Common Equity

Adjusted earnings per common share and adjusted return on common equity are measures used by management to evaluate the execution of our business strategy and align such strategy with our shareholders' interests.

Adjusted earnings per common share is defined as adjusted earnings for the period divided by the weighted average number of fully diluted shares of common stock outstanding for the period. The weighted average common shares outstanding used to calculate adjusted earnings per share will differ from such shares used to calculate diluted net income (loss) available to shareholders per common share when the inclusion of dilutive shares has an anti-dilutive effect for one calculation but not for the other.

Adjusted return on common equity is defined as total annual adjusted earnings on a four quarter trailing basis, divided by the simple average of the most recent five quarters of total Brighthouse Financial, Inc.'s common stockholders' equity, excluding AOCI.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Adjusted Net Investment Income

Adjusted net investment income is used by management to measure our performance, and we believe it enhances the understanding of our investment portfolio results. Adjusted net investment income represents GAAP net investment income plus Investment Hedge Adjustments.

Adjusted Net Investment Income Yield

Similar to adjusted net investment income, adjusted net investment income yield is used by management as a performance measure that we believe enhances the understanding of our investment portfolio results. Adjusted net investment income yield represents adjusted net investment income as a percentage of average quarterly asset carrying values. Asset carrying values exclude unrealized gains (losses), collateral received in connection with our securities lending program, freestanding derivative assets and collateral received from derivative counterparties. Investment fee and expense yields are calculated as a percentage of average quarterly asset estimated fair values. Asset estimated fair values exclude collateral received in connection with our securities lending program, freestanding derivative assets and collateral received from derivative counterparties.

Other Financial Disclosures

Corporate Expenses

Corporate expenses includes functional department expenses, public company expenses, certain investment expenses, retirement funding and incentive compensation.

Notable Items

Certain of the non-GAAP measures described above may be presented further adjusted to exclude notable items. Notable items reflect the unfavorable (favorable) after-tax impact on our results of certain unanticipated items and events, as well as certain items and events that were anticipated. The presentation of notable items and non-GAAP measures, less notable items is intended to help investors better understand our results and to evaluate and forecast those results.

Book Value per Common Share and Book Value per Common Share, excluding AOCI

Brighthouse uses the term "book value" to refer to "Brighthouse Financial, Inc.'s common stockholders' equity, including AOCI." Book value per common share is defined as ending Brighthouse Financial, Inc.'s common stockholders' equity, including AOCI, divided by ending common shares outstanding. Book value per common share, excluding AOCI, is defined as ending Brighthouse Financial, Inc.'s common stockholders' equity, excluding AOCI, divided by ending common shares outstanding.

CTE70

CTE70 is defined as the amount of assets required to satisfy contract holder obligations across market environments in the average of the worst thirty percent of a set of capital market scenarios over the life of the contracts.

CTE98

CTE98 is defined as the amount of assets required to satisfy contract holder obligations across market environments in the average of the worst two percent of a set of capital market scenarios over the life of the contracts.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Holding Company

Holding company means, collectively, Brighthouse Financial, Inc., Brighthouse Holdings, LLC, and Brighthouse Services, LLC.

Holding Company Liquid Assets

Holding company liquid assets include liquid assets in Brighthouse Financial, Inc., Brighthouse Holdings, LLC, and Brighthouse Services, LLC. Liquid assets are comprised of cash and cash equivalents, short-term investments and publicly-traded securities, excluding assets that are pledged or otherwise committed. Assets pledged or otherwise committed include assets held in trust.

Total Adjusted Capital

Total adjusted capital primarily consists of statutory capital and surplus, as well as the statutory asset valuation reserve. When referred to as “combined,” represents that of our insurance subsidiaries as a whole.

Sales

Life insurance sales consist of 100 percent of annualized new premium for term life, first-year paid premium for whole life, universal life, and variable universal life, and total paid premium for indexed universal life. We exclude company-sponsored internal exchanges, corporate-owned life insurance, bank-owned life insurance, and private placement variable universal life.

Annuity sales consist of 100 percent of direct statutory premiums, except for fixed index annuity sales, which represents 100 percent of gross sales on directly written business and the proportion of assumed gross sales under reinsurance agreements. Annuity sales exclude certain internal exchanges. These sales statistics do not correspond to revenues under GAAP, but are used as relevant measures of business activity.

Normalized Statutory Earnings (Loss)

Normalized statutory earnings (loss) is used by management to measure our insurance companies’ ability to pay future distributions and incorporates the effectiveness of our hedging program as well as other factors related to our business. Normalized statutory earnings (loss) is calculated as statutory pre-tax net gain (loss) from operations adjusted for the favorable or unfavorable impacts of (i) net realized capital gains (losses) before capital gains tax (excluding gains (losses) and taxes transferred to the interest maintenance reserve), (ii) the change in total asset requirement at CTE98, net of the change in our variable annuity reserves, and (iii) pre-tax unrealized gains (losses) associated with our variable annuities and Shield hedges, net of reinsurance, and other equity risk management strategies. Normalized statutory earnings (loss) may be further adjusted for certain unanticipated items that impact our results in order to help management and investors better understand, evaluate and forecast those results.

Risk-Based Capital Ratio

The risk-based capital ratio is a method of measuring an insurance company’s capital, taking into consideration its relative size and risk profile, in order to ensure compliance with minimum regulatory capital requirements set by the National Association of Insurance Commissioners. When referred to as “combined,” represents that of our insurance subsidiaries as a whole. The reporting of our combined risk-based capital ratio is not intended for the purpose of ranking any insurance company or for use in connection with any marketing, advertising or promotional activities.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Condensed Statements of Operations (Unaudited, in millions)

	For the Three Months Ended
Revenues	December 31, 2024	September 30, 2024	December 31, 2023
Premiums	$207	$180	$226
Universal life and investment-type product policy fees	540	560	546
Net investment income	1,373	1,288	1,207
Other revenues	150	143	135
Revenues before NIGL and NDGL	2,270	2,171	2,114
Net investment gains (losses)	(73)	(60)	(33)
Net derivative gains (losses)	(992)	(93)	(681)
Total revenues	$1,205	$2,018	$1,400

Expenses
Policyholder benefits and claims	$662	$22	$710
Interest credited to policyholder account balances	569	556	525
Amortization of DAC and VOBA	148	150	152
Change in market risk benefits	(1,487)	610	663
Interest expense on debt	38	38	39
Other expenses	441	454	485
Total expenses	371	1,830	2,574
Income (loss) before provision for income tax	834	188	(1,174)
Provision for income tax expense (benefit)	162	10	(258)
Net income (loss)	672	178	(916)
Less: Net income (loss) attributable to noncontrolling interests	1	2	1
Net income (loss) attributable to Brighthouse Financial, Inc.	671	176	(917)
Less: Preferred stock dividends	25	26	25
Net income (loss) available to Brighthouse Financial, Inc.’s common shareholders	$646	$150	$(942)

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Condensed Balance Sheets (Unaudited, in millions)

	As of
ASSETS	December 31, 2024	September 30, 2024	December 31, 2023
Investments:
Fixed maturity securities available-for-sale	$80,055	$83,298	$80,991
Equity securities	77	87	102
Mortgage loans	23,286	22,938	22,508
Policy loans	2,024	1,387	1,331
Limited partnerships and limited liability companies	4,827	4,870	4,946
Short-term investments	1,868	1,812	1,169
Other invested assets	5,250	4,462	4,409
Total investments	117,387	118,854	115,456
Cash and cash equivalents	5,045	5,630	3,851
Accrued investment income	1,277	2,083	1,183
Reinsurance recoverables	20,515	20,085	19,213
Premiums and other receivables	611	607	548
DAC and VOBA	4,710	4,745	4,872
Current income tax recoverable	19	28	27
Deferred income tax asset	1,875	1,737	1,893
Market risk benefit assets	1,092	750	656
Other assets	370	324	370
Separate account assets	85,636	90,313	88,271
Total assets	$238,537	$245,156	$236,340
LIABILITIES AND EQUITY
Liabilities
Future policy benefits	$31,475	$32,781	$32,569
Policyholder account balances	87,989	87,678	81,068
Market risk benefit liabilities	8,329	9,580	10,323
Other policy-related balances	3,878	3,853	3,836
Payables for collateral under securities loaned and other transactions	3,891	3,764	3,670
Long-term debt	3,155	3,155	3,156
Other liabilities	9,160	8,442	8,439
Separate account liabilities	85,636	90,313	88,271
Total liabilities	233,513	239,566	231,332
Equity
Preferred stock, at par value	—	—	—
Common stock, at par value	1	1	1
Additional paid-in capital	13,927	13,953	14,004
Retained earnings (deficit)	(1,119)	(1,790)	(1,507)
Treasury stock	(2,572)	(2,512)	(2,309)
Accumulated other comprehensive income (loss)	(5,278)	(4,127)	(5,246)
Total Brighthouse Financial, Inc.’s stockholders’ equity	4,959	5,525	4,943
Noncontrolling interests	65	65	65
Total equity	5,024	5,590	5,008
Total liabilities and equity	$238,537	$245,156	$236,340

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Reconciliation of Net Income (Loss) Available to Shareholders to Adjusted Earnings (Loss) and Adjusted Earnings, Less Notable Items, and Reconciliation of Net Income (Loss) Available to Shareholders per Common Share to Adjusted Earnings (Loss) per Common Share and Adjusted Earnings, Less Notable Items per Common Share (Unaudited, in millions except per share data)

	For the Three Months Ended			For the Year Ended
ADJUSTED EARNINGS, LESS NOTABLE ITEMS	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Net income (loss) available to shareholders	$646	$150	$(942)	$286	$(1,214)
Less: Net investment gains (losses)	(73)	(60)	(33)	(295)	(246)
Less: Net derivative gains (losses), excluding investment hedge adjustments	(995)	(99)	(700)	(3,699)	(4,012)
Less: Change in market risk benefits	1,487	(610)	(663)	2,673	1,507
Less: Market value adjustments	14	(11)	(21)	13	(12)
Less: Provision for income tax (expense) benefit on reconciling adjustments	(91)	163	298	275	580
Adjusted earnings (loss)	304	767	177	1,319	969
Less: Notable items	(48)	524	(12)	110	39
Adjusted earnings, less notable items	$352	$243	$189	$1,209	$930

ADJUSTED EARNINGS, LESS NOTABLE ITEMS PER COMMON SHARE (1)
Net income (loss) available to shareholders per common share	$10.79	$2.47	$(14.70)	$4.64	$(18.39)
Less: Net investment gains (losses)	(1.22)	(0.98)	(0.51)	(4.79)	(3.73)
Less: Net derivative gains (losses), excluding investment hedge adjustments	(16.63)	(1.62)	(10.92)	(60.05)	(60.78)
Less: Change in market risk benefits	24.86	(10.01)	(10.34)	43.39	22.83
Less: Market value adjustments	0.23	(0.18)	(0.33)	0.21	(0.18)
Less: Provision for income tax (expense) benefit on reconciling adjustments	(1.52)	2.67	4.65	4.46	8.79
Less: Impact of inclusion of dilutive shares	—	—	0.03	—	0.10
Adjusted earnings (loss) per common share	5.07	12.58	2.73	21.40	14.58
Less: Notable items	(0.80)	8.60	(0.19)	1.79	0.59
Adjusted earnings, less notable items per common share	$5.88	$3.99	$2.92	$19.63	$13.99

(1) Per share calculations are on a diluted basis and may not recalculate or foot due to rounding. See Non-GAAP and Other Financial Disclosures discussion in this news release.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Reconciliation of Net Investment Income to Adjusted Net Investment Income (Unaudited, in millions)

	For the Three Months Ended
ADJUSTED NET INVESTMENT INCOME (1)	December 31, 2024	September 30, 2024	December 31, 2023
Net investment income	$1,373	$1,288	$1,207
Less: Investment hedge adjustments	(3)	(6)	(19)
Adjusted net investment income	$1,376	$1,294	$1,226

Reconciliation of Investment Income Yield to Adjusted Net Investment Income Yield

	For the Three Months Ended
ADJUSTED NET INVESTMENT INCOME YIELD (1)	June 30, 2024	March 31, 2024	June 30, 2023
Investment income yield	4.64%	4.40%	4.29%
Investment fees and expenses	(0.13)%	(0.14)%	(0.13)%
Adjusted net investment income yield	4.51%	4.26%	4.16%

Notable Items (Unaudited, in millions)

	For the Three Months Ended
NOTABLE ITEMS IMPACTING ADJUSTED EARNINGS	December 31, 2024	September 30, 2024	December 31, 2023
Actuarial items and other insurance adjustments	$48	$(524)	$—
Legal matters	—	—	12
Total notable items (1)	$48	$(524)	$12

NOTABLE ITEMS BY SEGMENT
Annuities	$48	$(20)	$—
Life	—	66	—
Run-off	—	(570)	—
Corporate & Other	—	—	12
Total notable items (1)	$48	$(524)	$12

(1) See Non-GAAP and Other Financial Disclosures discussion in this news release.